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[LETTERHEAD]                                                    Exhibit 5.1



February 26, 1997



Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, CA  94089

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Molecular Devices Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission on or about February 26, 1997, covering the offering of a total of 46,830 shares of the Company's Common Stock with a par value of $0.001 (the "Shares"). The Shares were issued by the Company in connection with the acquisition of NovelTech Systems, Inc. in June 1996. All of the Shares are to be sold by certain stockholders as described in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.
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Molecular Devices Corporation
February 26, 1997
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We consent to the reference to our firm under the caption "Legal Matters" in the
Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

COOLEY GODWARD LLP


By /s/ Andrei M. Manoliu
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      Andrei M. Manoliu